Exhibit 4.57

REDACTED

Certain identified information, indicated by [*****], has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

CONSORTIUM AGREEMENT

dated

20 February 2022

regarding the execution of the

Pandemic Preparedness Agreement

to be concluded between

the Parties and the Federal Republic of Germany

by and between

CUREVAC AG,

CUREVAC REAL ESTATE GMBH

and

GLAXOSMITHKLINE BIOLOGICALS SA

CONSORTIUM AGREEMENT

This Consortium Agreement (“Agreement”) is entered into on 20 February 2022 by and between

1. CureVac AG, Friedrich-Miescher-Str. 15, 72076 Tübingen, Germany;

2. CureVac Real Estate GmbH, Friedrich-Miescher-Str. 15, 72076 Tübingen, Germany hereinafter together referred to as “CureVac”

and

3. GlaxoSmithKline Biologicals S.A., Rue de l’Institut, 1330 Rixensart, Belgium

hereinafter referred to as “GSK”

CureVac AG, CureVac Real Estate GmbH and GSK are hereinafter also referred to individually as a

“Party” or “Consortium Member”

and collectively as the “Parties” or “Consortium Members”.

Recitals

A.

The Federal Republic of Germany, represented by the Vaccine Production Taskforce on behalf of the Federal Ministry of Health, has initiated a negotiated procedure with call for tenders (“Tender Procedure”) by way of contract notice dated July 13, 2021 (2021/S 133-354125). Subject of the Tender Procedure is the conclusion of framework agreements for the provision of production capacities and, on demand, for the production and supply of mRNA vaccines (lot 1) and vector- or protein-based vaccines (lot 2).

B.

The Parties are - each individually - not in a position to fully provide the range of services requested by the Federal Republic of Germany and to submit individual offers. The Parties have therefore established an application and bidding consortium in the legal form of a civil law partnership (Gesellschaft bürgerlichen Rechts) under the laws of Germany (“Consortium”) for the purposes of participating in the Tender Procedure, aiming at the award of a framework agreement for the provision of production capacities and, on demand, for the production and supply of mRNA vaccines (lot 1) (“Pandemic Preparedness Agreement” or “PPA”).

C.	The Consortium has submitted an application and an initial offer for the award of a Pandemic Preparedness Agreement for one (1) contingent of eighty (80) million doses per year. The Parties may now jointly agree that the Consortium will submit a final offer in accordance with this Agreement.

D.

The current collaboration between GSK and CureVac is governed, inter alia, by the COVID Collaboration and License Agreement and 2020 Collaboration Agreement. If the Parties are awarded a Pandemic Preparedness Agreement, the collaboration between GSK and CureVac will be extended to include the due implementation of the Pandemic Preparedness Agreement, in accordance with the terms set out in this Agreement. This Agreement is intended to supplement the existing agreements between GSK and CureVac by setting forth the terms for the collaboration between the Parties, and in particular to allocate their responsibilities and scope of work, with respect to the due implementation of the Pandemic Preparedness Agreement.

NOW, THEREFORE, in consideration of the premises above and the following mutual covenants and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

1.	Definitions

In this Agreement, unless expressly stated otherwise: (i) terms defined in the COVID Collaboration and License Agreement shall have the same meaning when used in this Agreement; (ii) terms defined in the Pandemic Preparedness Agreement shall have the same meaning when used in this Agreement; and (iii) the following capitalized terms shall have the following meanings:

1.1

“2020 Collaboration Agreement” shall mean that certain Collaboration and License Agreement between CureVac AG and GSK dated July 15, 2020 on collaborating in the research, development and commercialization of mRNA based vaccines targeting infectious diseases (excluding, among others, SARS-CoV-2) based on the technology controlled by CureVac, as subsequently amended and restated a first time on April 2, 2021, a second time on September 29, 2021 and a third time on 20 February 2022.

1.2	“Agreement” shall have the meaning ascribed to it in the Preamble.
1.3	“BGB” shall mean the civil code (Bürgerliches Gesetzbuch) of Germany, as amended or restated from time to time.
1.4

“Calendar Quarter” shall mean each successive period of three (3) months ending on March 31, June 30, September 30 and December 31 of each Calendar Year; provided, that the first Calendar Quarter under this Agreement will be the period beginning on the Effective Date and ending on the end of the Calendar Quarter in which the Effective Date is encompassed and the last Calendar Quarter of the Term will be the period beginning on January 1, April 1, July 1 or October 1, as applicable, and ending on the effective date of expiry or termination of this Agreement, and “Calendar Quarterly” shall be construed accordingly.

1.5

“Calendar Year” shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31; provided, however, that the first Calendar Year under this Agreement will be the period beginning on the Effective Date and ending on the end of the Calendar Year in which the Effective Date is encompassed and the last Calendar Year under this Agreement will be the period beginning on January 1 and ending on the effective date of expiry or termination of this Agreement.

1.6	“CMO Capacity” shall have the meaning ascribed to it in Exhibit 1.
1.7	“Collaboration 2020 Product” shall mean a “Product” as defined in section 1.163 of the 2020 Collaboration Agreement.
1.8

“Commercially Reasonable Efforts” shall mean, with respect to the efforts to be expended by a Party to achieve any objective, those efforts, expertise and resources as well-managed company in the pharmaceutical industry of comparable size, skill and experience would normally use to accomplish a similar objective in its own interests under similar circumstances.

1.9	“Consortium” shall have the meaning ascribed to it in the Recitals.
1.10	“Consortium Leader” shall have the meaning ascribed to it in Section 4.1.
1.11	“Consortium Member(s)” shall have the meaning ascribed to it in the Preamble.
1.12	“Contract Partner’s Vaccine” shall have the meaning ascribed to it in the Pandemic Preparedness Agreement.
1.13	“Contract Term” shall have the meaning ascribed to it in the Pandemic Preparedness Agreement.
1.14	“Costs” shall mean: [*****]
1.15

“COVID Collaboration and License Agreement” shall mean that certain COVID Collaboration and License Agreement between CureVac AG and GSK dated April 2, 2021 on collaborating in the research, development and commercialization of mRNA based vaccines targeting SARS-CoV-2 based on the technology controlled by CureVac, as subsequently amended and restated on September 29, 2021 and on 20 February 2022.

1.16	“CureVac” shall have the meaning ascribed to it in the Preamble.
1.17	“CureVac-only Product” shall have the meaning ascribed to it in Section 5.9.
1.18	“Effective Date” shall have the meaning ascribed to it in Section 11.1.
1.19	“Excluded GSK Product” shall have the meaning ascribed to it in Section 5.10.
1.20	“Fill & Finish Capacity” shall have the meaning ascribed to it in Exhibit 1.
1.21

“FTE Rate” shall mean a rate of [*****] per annum. The FTE Rate shall include all fully loaded costs, including costs of salaries (including overtime), benefits, other employee costs, overhead and supporting general and administration allocations. The Parties may agree on an increase of the FTE Rate for inflation on an annual basis based upon the percentage increase in the European Consumer Price Index.

1.22	“GMP IV Manufacturing” shall have the meaning ascribed to it in Exhibit 1.
1.23	“GMP IV Site” shall have the meaning ascribed to it in Exhibit 1.
1.24	“Governmental Authority” shall mean any applicable government/executive authority, court, council, tribunal, arbitrator, agency, regulator, department, bureau, branch, office, legislative body,

commission or other instrumentality of (i) any government of any country, (ii) any nation, state, province, county, city, or other political subdivision thereof, or (iii) any supranational body.

1.25	“GSK” shall have the meaning ascribed to it in the Preamble.
1.26	“GSK Site” shall have the meaning ascribed to it in Exhibit 1.
1.27	“Manufacturing and Supply Phase” shall have the meaning ascribed to it in the Pandemic Preparedness Agreement.
1.28	“Obligation” have the meaning ascribed to it in Section 9.1.
1.29	“Order” shall have the meaning ascribed to it in the Pandemic Preparedness Agreement and “Ordered” shall be construed accordingly.
1.30	“Pandemic Preparedness” shall have the meaning ascribed to it in the Pandemic Preparedness Agreement.
1.31	“Pandemic Preparedness Agreement” or “PPA” shall have the meaning ascribed to it in the Recitals.
1.32	“Pandemic Preparedness Plan” shall have the meaning ascribed to it in the Pandemic Preparedness Agreement.
1.33	“PPA Sub-Committee” shall have the meaning ascribed to it in Section 10.3.
1.34	“Qualification Deadline” shall have the meaning ascribed to it in the Pandemic Preparedness Agreement.
1.35	“Qualification Criteria” shall have the meaning ascribed to it in the Pandemic Preparedness Agreement.
1.36	“Qualification Phase” shall have the meaning ascribed to it in the Pandemic Preparedness Agreement.
1.37	“Qualification Phase-related Culpable Breach” means a breach or default that is due to negligence or willful misconduct, excluding slight negligence (leichte Fahrlässigkeit); provided that
(a)

a breach or default that directly results from any decisions, actions or omissions that have been approved by the non-defaulting Party or jointly taken by the Parties (including but not limited to decisions, actions or omissions approved in accordance with Section 5.5(a) or decisions taken jointly by the Parties in accordance with Section 10.3(h)), but excluding actions or omissions not directly resulting from such decision (including, for example, negligent implementation of such decision); or

(b)

any delays in achieving Full Functionality  of the GMP IV Site that directly result from delays or changes in product development which have been approved by the non-defaulting party in the JSC established by GSK and CureVac under the COVID Collaboration and License Agreement, shall not qualify as a Qualification Phase-related Culpable Breach.

1.38	“Reasonable Best Efforts” shall have the meaning ascribed to it in the Pandemic Preparedness Agreement and shall be applied mutatis mutandis in this Agreement.
1.39	“Regular Operations” shall have the meaning ascribed to it in the Pandemic Preparedness Agreement.
1.40	“Reserved Capacities” shall have the meaning ascribed to it in the Pandemic Preparedness Agreement.
1.41	“Scope of Work” has the meaning given in Section 5.2.
1.42	“Shared Qualification Costs” has the meaning given in Section 6.1.
1.43

“Stand-by Costs” shall mean all Costs incurred by the Parties in fulfilling the Consortium’s obligations under the Pandemic Preparedness Agreement, as allocated to that Consortium Member in Exhibit 1, during or in respect of the Stand-by Phase.

1.44	“Stand-by Fee” shall have the meaning ascribed to it in the Pandemic Preparedness Agreement.
1.45	“Stand-by Net Profits” shall have the meaning ascribed to it in Section 6.3.
1.46	“Stand-by Phase” shall have the meaning ascribed to it in the Pandemic Preparedness Agreement.
1.47	“Supply Call” shall have the meaning ascribed to it in the Pandemic Preparedness Agreement.
1.48	“Tender Procedure” shall have the meaning ascribed to it in the Recitals.
1.49	“Third Party” shall mean any person or entity, other than CureVac or GSK and their respective Affiliates.
1.50	“Third Party’s Vaccine” shall have the meaning ascribed to it in the Pandemic Preparedness Agreement.
1.51	“WIPO” shall have the meaning ascribed to it in Section 15.13(b).
2.	Establishment of the Consortium
2.1

The Parties have established the Consortium under the laws of Germany for the purposes of participating in the Tender Procedure. In the event of an award of a Pandemic Preparedness Agreement to the Consortium, the purpose of the Consortium shall be extended to include the due implementation of the Pandemic Preparedness Agreement.

2.2	In the external relationship, the Consortium shall, as from the award of the Pandemic Preparedness Agreement, use the name “Arbeitsgemeinschaft CureVac/GSK”.
2.3

Subject to Section 12, the Consortium shall continue to have the legal form of a civil law partnership (Section 705 et seq. BGB) and shall be organized in accordance with the provisions of this Agreement and to the extent not otherwise provided herein by Sections 705 et seq. BGB.

2.4

The Consortium shall for all correspondence use a letterhead with the name of the Consortium and, next to or below that, the corporate logos of CureVac and GSK respectively, provided that no Consortium Member nor the Consortium shall use the logos or name of any other Consortium Member in a manner that would lead to use or creation of a composite trade mark.  Each Party shall follow all reasonable directions and requirements of each other Party, from time to time, regarding use of each other Party’s logo and name.  No Consortium Member shall register any trade mark or domain name for the name of the Consortium (or any part thereof, or any confusingly similar name).

2.5	The domicile of the Consortium shall be Tübingen, Germany. The domicile shall at all times be located in Germany in accordance with section 11.1.3 of the Pandemic Preparedness Agreement.
3.	Submission of Final Bid; Execution of Pandemic Preparedness Agreement

The submission of a final offer, pursuant to the Tender Procedure, shall be subject to the prior written approval of each Consortium Member (such approval of each Consortium Member to be given or not at the sole discretion of that Consortium Member) without any liability towards any other Party or the Consortium, for any reason whatsoever).  Each Party shall bear its own costs and expenses incurred in relation to the Tender Procedure and the related collaboration between the Parties to submit a final offer pursuant to the Tender Procedure. If such final offer is accepted by the Federal Republic of Germany in the form as approved by the Parties within the period of validity of the bid (or during such further period as may have been agreed between the Parties), the Consortium is obliged to sign and enter into the Pandemic Preparedness Agreement.

4.	Management and representation; Consortium Account
4.1	The managing partner of the Consortium shall be CureVac AG (“Consortium Leader”).
4.2

The Consortium Leader shall be responsible for the administrative management of the Consortium including the provision of commercial and organizational coordination between the Parties and their responsibilities under this Agreement and the Pandemic Preparedness Agreement. The Consortium Leader shall at all times act in the interest of the Consortium and the Consortium Members and shall act towards each Consortium Member conscientiously and in good faith and not allow its interests to conflict with the duties it owes to the Consortium Members under this Agreement and Applicable Laws.

4.3

According to sections 11.1.3 and 11.3.3 of the Pandemic Preparedness Agreement, each member of the bidding consortium must ensure by the principles of corporate governance of the bidding consortium that all decision-making powers that are essential for the fulfilment of and performance under the Pandemic Preparedness Agreement (e.g., manufacturing ramp-up, and manufacture switch to the Selected Vaccine) lie with one or more member(s) of the bidding consortium, which has/have its/their registered office in Germany. In light of overarching EU law, it is the common understanding of the Parties that such decision-making powers relate only to the manufacturing and supply of the vaccines in a public health emergency, such as the manufacturing ramp-up and the manufacture switch to a Selected Vaccine. In order to reflect the concept of the Pandemic Preparedness Agreement, the following shall apply: Consortium Leader shall be authorized to, and will represent the Consortium vis-à-vis the Federal Republic of Germany and other Third Parties in relation to the Pandemic Preparedness Agreement, provided that it obtains prior approval of each of the Consortium Members, such approval not to be unreasonably withheld, conditioned or delayed, in relation to any material aspects of correspondence, discussions, negotiations, or any material commitments or binding declarations on behalf of the Consortium towards the Federal Republic of Germany or other Third Parties. Such approval requirement includes but is not limited to the following matters:

(a)	the pricing for Contract Partner’s Vaccines (except for CureVac-only Products) for purposes of the Pandemic Preparedness Agreement;
(b)	incurring of any liabilities on behalf of Consortium or the Consortium Members or to otherwise bind the Consortium or any Consortium Member, nor pledge the credit of any Consortium Member;
(c)

taking part in any dispute or commence or defend any court or other dispute proceedings or settle or attempt to settle or make any admission concerning such proceedings insofar as they relate to subject matter of this Agreement and the Pandemic Preparedness Agreement;

(d)	all formal notifications (Förmliche Benachrichtigung) to be made under the Pandemic Preparedness Agreement;
(e)	approaching of the Federal Republic of Germany regarding the reorganization of the Consortium into a GmbH and transfer of the Pandemic Preparedness Agreement to a GmbH in accordance with Section 12;
(f)

exercise of rights under the Pandemic Preparedness Agreements (such as the right to object to the exercise of the Preferred Manufacturing Right in accordance with section 10.6.6 of the Pandemic Preparedness Agreement); and

(g)

conclusion of an Authorized Manufacture or Equivalent Agreement in accordance with sections 8.1 and 8.2 of the Pandemic Preparedness Agreement and any agreements and communication with the Federal Republic of Germany relating thereto.

For clarity, the approval requirement will in no case encompass decisions to be taken by the Consortium Leader that are immediately connected to the manufacturing or supply of the mRNA vaccines under the Pandemic Preparedness Agreement (e.g. manufacturing ramp-up and the manufacture switch to the Selected Vaccine, treating the Federal Republic of Germany as preferred customer), and nothing in this Agreement shall be construed as to be in breach with sections 11.1.3 and 11.3.3 of the Pandemic Preparedness Agreement. The approval requirement under this Section 4.3 will not apply with respect to correspondence, discussions, negotiations, commitments or declarations that relate solely to CureVac-only Products.

4.4

The Consortium Leader shall promptly inform the Alliance Managers in writing of all matters of which it becomes aware of in its function as Consortium Leader and which may affect the performance of the Pandemic Preparedness Contract or any Consortium Members’ Scope of Work, including results of any inspection reports, and provide the other Consortium Members through the Alliance Managers with copies of all significant correspondence sent to or received from the Federal Republic of Germany (including any Regulatory Authority) or any other Third Parties concerning the subject matter of the Pandemic Preparedness Agreement.

4.5	The Consortium Members shall open a joint account in the name of the Consortium with a bank to be suggested by the Consortium Leader, which must be acceptable to the other Consortium Members.
5.	Implementation of the Pandemic Preparedness Agreement
5.1

All Consortium Members shall timely assist one another to the best of their abilities to protect each other’s and the Consortium’s interests as though they were their own. In carrying out their obligations under this Agreement the Consortium Members will act in accordance with the principles of good faith and fair dealing.

5.2

Each Consortium Member shall perform the responsibilities allocated to it, for each phase of the Pandemic Preparedness Agreement, in Exhibit 1, in accordance with the Pandemic Preparedness Agreement and the Pandemic Preparedness Plan, which shall be decisive for the duties, actions and obligations allocated to each Party (“Scope of Work”).  Each Consortium Member shall provide all supplies and services and make all such investments which are necessary for the proper fulfillment of its Scope of Work, irrespective of whether or not such actions, supplies or services are completely specified in Exhibit 1.

5.3

Each Party will notify each other Party, as soon as reasonably practicable after such Party becomes aware, of: (i) any event or circumstances affecting the performance of its obligations under this Agreement which has or is reasonably like to have an adverse impact on the performance of the Consortium’s obligations under the Pandemic Preparedness Agreement (including circumstances which may lead to (a) a delay in the timetable for the fulfilment of the Qualification Conditions, (b) a Pandemic Preparedness Deficiency or Pandemic Preparedness Failure or (c) delay in the Delivery Plan of the Selected Contract Partner’s Vaccine); and (ii) any breach of the Pandemic Preparedness Agreement or this Agreement.  If any Party fails to perform its obligations under Exhibit 1, it shall advise the other Parties as soon as reasonably practicable of the failure, and, at its own cost and expense, perform a root cause analysis of the failure and report the results to the other Parties and use Reasonable Best Efforts to rectify the failure.  If a Consortium Member does not or does not duly comply with its obligation to perform its Scope of Work and/or rectify failures in the performance of its obligations under its Scope of Work, the Parties will discuss and agree in good faith on a detailed cure plan in the PPA Sub-Committee.

5.4

If deliveries, services and/or other actions which are necessary for due implementation of the Pandemic Preparedness Agreement are not expressly assigned to a particular Consortium Member under this Agreement, the COVID Collaboration and License Agreement or the 2020 Collaboration Agreement (including as a result of any amendments to the Pandemic Preparedness Plan), the PPA Sub-Committee shall discuss and agree which Consortium Member is best suited to perform such deliveries, services and/or actions, taking into account all relevant factors, including capability, related responsibilities of the Parties as set out in Exhibit 1, timing, quality and cost efficiency.

5.5	Without limiting the responsibilities of either Party under Exhibit 1:

(a)

during the Qualification Phase, (i) changes to (x) the GMP IV Site that relate to the required manufacturing capacity (as set out in section 7.1.1 of the Pandemic Preparedness Agreement), technology, quality standards and procurement of tender-specific raw material (stockpile), or (y) GSK’s Fill & Finish Capacity, as stipulated in Exhibit 1; and (ii) similar decisions, actions or omissions; in each case of (i) and (ii) which could reasonably be expected to have a material negative impact on, and/or could significantly prejudice the performance of the Pandemic Preparedness Agreement or the Pandemic Preparedness Plan (including successful qualification under the Pandemic Preparedness Agreement), shall be subject to the respective other Party’s prior consultation and approval, such approval not to be unreasonably withheld, conditioned or delayed; and

(b)

during the Stand-by Phase, decisions, actions or omissions relating to a Party’s Scope of Work, which could reasonably be expected to have a material negative impact on the performance of the Pandemic Preparedness Agreement, shall be subject to the respective other Party’s prior consultation, provided that nothing in this Section 5.5(b) shall supersede or limit the Parties’ respective rights and responsibilities under the COVID Collaboration and License Agreement or the 2020 Collaboration Agreement (as applicable) which relate to or otherwise impact a Party’s Scope of Work.

5.6

According to section 7.3.6 of the Pandemic Preparedness Agreement, the Consortium is obliged to notify the Federal Republic of Germany once the Qualification Conditions are satisfied by the Qualification Deadline. The Parties, through the PPA Sub-Committee, shall discuss and agree on whether the Qualification Conditions are satisfied. If the Parties, through the PPA Sub-Committee, cannot agree on whether the Qualification Conditions are satisfied, this shall be determined by an expert panel in accordance with Section 10.4.

5.7

According to section 9.3.1 of the Pandemic Preparedness Agreement, the Consortium shall use the Reserved Capacities in its Regular Operations during the Stand-by Phase. Each Consortium Member shall prioritize the use of: (a) tender-specific raw materials, and (b) capacities at its own manufacturing facilities and those of relevant CMOs, in each case in its own Regular Operations. Nothing in this Section shall require any Party to use any manufacturing facilities, capacities or raw materials (other than tender-specific raw materials) of any other Party in its Regular Operations.

5.8

In case the Federal Republic of Germany, in accordance with the Pandemic Preparedness Agreement, requests the Consortium to (a) manufacture and supply any product other than a COVID Vaccine as a Contract Partner’s Vaccine (including, for clarity, a CureVac-only Product), or (b) manufacture a Third Party’s Vaccine under the Pandemic Preparedness Agreement, the Parties will discuss and agree in good faith on an addendum to this Agreement, including terms on (i) the allocation of responsibilities and liabilities between the Parties with respect to the manufacture and supply of such other product (and the Parties will update Exhibit 1 accordingly), and (ii) the cost and profit split between the Parties with respect to the manufacture and supply of such other product; provided however, that in the case of (a) only, if the Federal Republic of Germany requests the Consortium to manufacture and supply a Collaboration 2020 Product, the terms and principles set forth in the 2020 Collaboration Agreement shall apply.

5.9

In the event that an mRNA-based vaccine is developed by CureVac independently (“CureVac-only Product”), and is subsequently qualified as Contract Partner’s Vaccine under the Pandemic Preparedness Agreement, the Parties shall, in the event of a Supply Call with respect to that CureVac-only Product, and for the period of performance of such Supply Call, treat each other as if the Pandemic Preparedness Agreement only existed between the Federal Republic of Germany and CureVac. As a result, for the Scope of Work assumed by GSK under this Agreement, a sub-contractor must be contracted by CureVac. Upon the request of CureVac, GSK shall assign, novate or otherwise transfer the agreement with the contract manufacturer for the CMO Capacity to CureVac, provided that CureVac will re-assign, novate or otherwise transfer to GSK, and GSK will re-assume, such agreement upon the end of the Manufacturing and Supply Phase (and GSK shall use Commercially Reasonable Efforts to ensure that the respective contract manufacturing agreement allows for such assignment, novation or transfer and re-assignment, novation or transfer). If the agreement with the contract manufacturer for the CMO Capacity cannot be transferred to CureVac, CureVac will not bear any of the Stand-by Costs that are incurred under or in relation to such contract manufacturing agreement during the Manufacturing and Supply Phase. For clarity, GSK shall not be under any obligation to carry out any step of manufacture or supply of such product unless and until expressly agreed by the Parties, and if GSK does not carry out any step of manufacture or supply, CureVac will receive one hundred percent (100%) of the Purchase Price for CureVac-only Products.

5.10

An mRNA-based vaccine that is developed by GSK independently (“Excluded GSK Product”) shall fall outside the scope of this Agreement and CureVac shall not be obliged to carry out any step of manufacture or supply of such Excluded GSK Product. GSK shall not identify an Excluded GSK Product as a Contract Partner’s Vaccine to the Federal Republic of Germany.

6.	Cost and Profit Sharing; Payments
6.1

Qualification Phase. For clarity, during the Qualification Phase each Party shall bear its own Costs under this Agreement, except that (a) the Costs for tender-specific raw materials incurred during or in relation to the Qualification Phase, and (b) the Costs for the qualification of suppliers in accordance with the Scope of Work and the Pandemic Preparedness Plan up to a maximum amount of two million three hundred thousand Euros (EUR 2,300,000) (“Shared Qualification Costs”) shall be shared equally between GSK and CureVac in accordance with this Section 6.

6.2	Net Profit Split (including Cost Split). Subject to the qualification of the Consortium under the Pandemic Preparedness Agreement, the Parties agree as follows:
(a)	Stand-by Phase: [*****]
(b)	Manufacture and Supply Phase: [*****]
(i)	[*****]; and
(ii)	[*****].

[*****]

6.3

Calculation of Stand-by Net Profit. For the purposes of this Agreement, “Stand-by Net Profits” shall mean (whether resulting in a positive or negative number) the Stand-by Fee less the Stand-by Costs.  Stand-by Costs shall be: (i) subject to the caps set out in Section 6.4; and (ii) determined in accordance with International Financial Reporting Standards (IFRS) applied in a consistent manner.

6.4	Cost Caps for Stand-by Costs. The Stand-by Costs of each Party are capped as follows:
(a)	for CureVac, [*****]; and
(b)	for GSK, [*****],

in each case excluding any liability incurred by any Party to the Federal Republic of Germany, the Consortium or any other Party in relation to a breach of, or otherwise arising under, the Pandemic Preparedness Agreement. For the avoidance of doubt, no cap shall apply in relation to (x) CureVac’s Stand-by Costs for raw materials, and (y) GSK’s Stand-by Costs for Third Party contract manufacturers in relation to the GSK Fill & Finish Capacity.

6.5

Treatment of liabilities under this Agreement and the Pandemic Preparedness Agreement.  Any liability incurred by or on behalf of any Party to any other Party (or any Third Party beneficiary or indemnified party) under this Agreement (including for any breach of this Agreement, for breach of warranty, under any indemnity or otherwise), shall not be taken into account in the calculation of Stand-by Net Profits shared by the Parties under this Agreement.  For clarity, and without limiting the foregoing, any liability incurred by any Party to the Federal Republic of Germany under the Pandemic Preparedness Agreement shall not be taken into account as a Stand-by Cost, or otherwise, in the calculation of Stand-by Net Profits, but shall be allocated in accordance with Section 9.1.

6.6

Sharing of Shared Qualification Costs and Stand-by Net Profit. Within thirty (30) days after the end of each Calendar Quarter, each Party will submit to the other Parties a statement of Shared Qualification Costs and Stand-by Costs incurred by or on behalf of that Party during the respective Calendar Quarter with supportive documentation including a detailed breakdown of such Shared Qualification Costs and Stand-by Costs (together, if applicable, with the applicable exchange rate to convert from the currency in which the costs and expenses were incurred to Euro). Within sixty (60) days after the end of each Calendar Quarter, the Consortium shall calculate the amount owed to each of GSK and CureVac by the Consortium or owed by each of GSK and CureVac to the Consortium with respect to the Shared Qualification Costs and the Stand-by Net Profits, for the respective Calendar Quarter in accordance with Section 6.1 and 6.2(a), as applicable.  Each Party shall pay the amount owed to the Consortium (if any), and the Parties shall instruct the transfer of the share of profits owed to each Party, within thirty (30) days after the end of each Calendar Quarter.  Without prejudice to the foregoing, the Parties shall, within thirty (30) days after the execution of the Pandemic Preparedness Agreement, develop and document ways of working in relation to the reporting of Shared Qualification Costs and Stand-by Costs, which shall be submitted to the PPA Sub-Committee for approval.

6.7

Financial Audit.  Each Party shall keep and maintain records of all costs and expenses incurred by or on behalf of it which are reimbursable (or shared by the Parties) under this Agreement, so that the costs and expenses reimbursable (or which are shared) may be verified. Such records shall upon reasonable written notice be open to inspection during business hours for a three (3) year period after the Calendar Quarter to which such records relate, but in any event not more than once per Calendar Year, by a nationally recognized independent certified public accountant selected by the auditing Party and retained at the auditing Party’s expense. Said accountant shall have the right to audit the records kept pursuant to this Agreement for a period covering not more than three (3) years. If said examination of records reveals any underpayment(s) or overpayment(s) of any amounts payable, then the audited Party shall promptly pay or credit the balance due to the auditing Party (and if no further payments are due, the audited Party shall refund or pay the overpaid amount to the auditing Party at the request of the auditing Party), and if the underpayment(s) is/are more than five percent (5%), then the audited Party shall also bear the expenses of said accountant.

6.8

Repayment of the Stand-by Fee due to State aid infringement. In the event the Consortium is required to fully or partly refund the Stand-by Fee plus interest in accordance with the Pandemic Preparedness Agreement due to the European Commission or a competent national court of final instance having ruled the Stand-By Fee to contain an unlawful State aid, the Parties shall refund the respective amount of the Stand-by Fee in equal shares.

7.	Taxes.
7.1

Each Party shall be responsible for its own income taxes assessed by a tax or other authority except as otherwise set forth in this Agreement. The Parties agree, in accordance with Section 2.3, the relationship between the Parties under this Agreement is that of a civil law partnership, and agree not to take (or cause any person to take) any position on any tax return or in the course of any audit, examination or other proceeding inconsistent with such treatment, unless otherwise required by Applicable Laws and except upon a final determination of the applicable tax authority.

7.2

The Parties acknowledge and agree that it is their mutual objective and intent to optimize, to the extent feasible and in compliance with Applicable Laws, taxes payable with respect to their collaborative efforts under this Agreement and that they shall use reasonable efforts to cooperate and coordinate with each other to achieve such objective.

7.3

If any taxes are required to be withheld under Applicable Laws, from any payment to be made by a Party under this Agreement, that Party shall (a) deduct such taxes from the payment to be made to any other Party, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to the other Party with an explanation of payment of such taxes within twenty (20) Business Days following such payment. For purposes of this Section 7.3, each Party shall provide the other with reasonably requested assistance which assistance includes provision of any tax forms and other information that may be reasonably necessary for a Party not to withhold tax.

7.4	All payments due to the terms of this Agreement are expressed to be exclusive of VAT and Indirect Taxes. VAT and Indirect Taxes shall be added to the payments due to the terms if legally applicable.

8.	Intellectual Property
8.1

Any intellectual property discovered, made, conceived, or first reduced to practice by or on behalf of a Party or jointly by the Parties under this Agreement, shall be allocated between CureVac and GSK in accordance with the principles set forth in article 9 of the COVID Collaboration and License Agreement.

8.2

Nothing in this Agreement shall be deemed to constitute the grant of any license or other right to any Party in respect of any technology of the other Parties, except as expressly set forth herein and the COVID Collaboration and License Agreement or the 2020 Collaboration Agreement, and no license rights shall be created hereunder by implication, estoppel or otherwise. No Party shall represent to any Third Party that it enjoys, possesses, or exercises any proprietary or property right or otherwise has any other right, title or interest in the technology of another Party except for such rights as are expressly set forth herein. Any rights of a Party not expressly granted to another Party under the provisions of this Agreement shall be retained by such Party.

9.	Liability and Indemnification
9.1

Each Party shall be solely liable towards the Consortium and the other Parties for the proper and timely discharge of all duties, obligations, liabilities and responsibilities assumed for its Scope of Work under or in connection with this Agreement or in accordance with the requirements of the Pandemic Preparedness Agreement (each an “Obligation”), subject to the provisions of the following sub-paragraphs:

(a)

As between the Parties, the Party that is solely responsible for a culpable breach or default of any Obligation (other than those relating to the Qualification Phase) shall be solely liable for any claims or demands out of or in connection with such culpable breach or default.

(b)

If the claim or demand is attributable to both CureVac’s and GSK’s Scope of Work, the Parties shall be liable pro rata to their respective responsibilities or, if the responsibilities cannot be determined, the liability shall be borne fifty percent (50%) by CureVac and fifty percent (50%) by GSK. The latter shall also apply if the claim or demand asserted by the Federal Republic of Germany or any Third Party is not attributable to any of the Parties’ Scope of Work or is not due to negligence or willful misconduct of a Party.

(c)

If the Parties are unable to agree which Party or Parties, in accordance with subsections (a) to (b) above, is or are liable for the claim or demand by the Federal Republic of Germany or any Third Party and provided that imminent payment to the Federal Republic of Germany or any Third Party is in the Parties’ joint interest, the liability shall provisionally be borne fifty percent (50%) for CureVac and fifty percent (50%) for GSK, and thereafter the dispute shall be resolved by the Parties in the Joint Steering Committee.

9.2	With respect to a Qualification Phase-related Culpable Breach of any Obligation relating to the Qualification Phase, the following shall apply:
(a)	if the Consortium does not enter into the Stand-by Phase under the Pandemic Preparedness Agreement due to non-fulfilment of the Qualification Conditions, and such non-fulfilment is caused by a Qualification Phase-related Culpable Breach of a Party, the defaulting Party shall bear all Shared Qualification Costs, and to the extent any such costs have already been covered by the non-defaulting Party, the Party in default shall reimburse the non-defaulting Party for such cost already paid, unless such Shared Qualification Costs were incurred after informed approval by the non-defaulting Party or an informed joint decision by the Parties through the PPA Sub-Committee, and such Shared Qualification Costs are incurred by the Parties in line with such approval or joint decision;

(b)

in any case, and irrespective of qualifying for the Stand-by Phase, to the extent that an Obligation is not fulfilled due to a Qualification Phase-related Culpable Breach of a Party and such Qualification Phase-related Culpable Breach results in higher Shared Qualification Costs, such increase shall be borne solely by the breaching Party; and

(c)

the remedy under Section 9.2(a) and (b) above shall be the exclusive remedy for any breach or default of any Obligation relating to the Qualification Phase. In particular, the breaching Party shall not be liable to any other Party for a loss of Stand-by Fees or Purchase Price payments under the Pandemic Preparedness Agreement.

9.3

Subject to Section 9.4, each Party shall indemnify and hold harmless the other Parties from and against all loss, expense, damage, injury and liability suffered or incurred by each other Party in consequence of such breach or default in accordance with Section 9.1. This shall, in particular, include the recourse of a Party in a scenario where the Federal Republic of Germany has sought satisfaction from such Party pursuant to Section 128 (analogue) of the German Commercial Code or any other contractual or statutory provision or joint and several liability and such Party is not (fully) liable in accordance with the principles set out in Section 9.1 above.

9.4

Except in the case of any breach of Section 13, or in the case of willful misconduct or gross negligence, to the extent permissible, no Party shall be liable to any other Party for any indirect, punitive or consequential damages, or for damages for loss of profits or loss of business opportunity, whether based on contract or tort, or arising under Applicable Laws or otherwise; except that  this provision shall not limit a Party’s obligation to indemnify, the other Party in accordance with Section 9.1 and 9.3 above from any contractual penalties incurred under the Pandemic Preparedness Agreement).  Any insurance will not be construed to create a limit of the insured Party’s liability with respect to its indemnification or other obligations under this Agreement.

9.5

For the avoidance of doubt, Product liability claims and other Third Party claims with respect products Ordered in the Manufacturing and Supply Phase, as well as the Parties’ corresponding indemnification claims, shall be subject to the liability regime set forth in the COVID Collaboration and License Agreement in the case of COVID Products, and to the liability regime set forth in the 2020 Collaboration Agreement in the case of Collaboration 2020 Products.

If CureVac-only Products are Ordered in the Manufacturing and Supply Phase, CureVac shall be solely liable for Product liability claims and other Third Party claims with respect to such products and shall indemnify and hold harmless GSK from and against all loss, expense, damage, injury and liability suffered or incurred by GSK in consequence of such claims. The limitations set forth in Section 9.4 shall not apply.

9.6

If an mRNA-based vaccine is developed by GSK independently, and if such vaccine is an Excluded GSK Product, such Excluded GSK Product falls outside the scope of this Agreement and no Party shall have any liability towards the other Parties in respect of any such vaccine. Unless otherwise expressly provided in this Agreement, where any obligation, representation, warranty or undertaking in this Agreement is expressed to be made, undertaken or given by CureVac, CureVac AG and/or CureVac Real Estate GmbH, CureVac AG and CureVac Real Estate GmbH shall be jointly and severally responsible in respect of it.

10.	Governance
10.1

Alliance Management. Management of the collaborative alliance reflected in this Agreement will be under the responsibility of: (a) for CureVac, the CureVac Alliance Manager designated under the COVID Collaboration and License Agreement; and (b) for GSK: the GSK Alliance Manager designated under the COVID Collaboration and License Agreement. Each Alliance Manager will be the primary point of contact for the other Parties on all matters relating to the operation of this Agreement.

10.2

Joint Steering Committee. Oversight over the collaboration under this Agreement shall be under the responsibility of the JSC established by GSK and CureVac under the COVID Collaboration and License Agreement. The JSC will be responsible generally for facilitating the Parties’ interactions under this Agreement and specifically for overseeing the implementation of the Pandemic Preparedness Agreement. The JSC has (i) no jurisdiction to make any amendments to this Agreement, which right is reserved to the Parties; and (ii) no jurisdiction over any dispute relating to the validity, performance, construction or interpretation of this Agreement.

10.3

PPA Sub-committee.  No later than thirty (30) days after the Effective Date, the JSC shall establish a sub-committee (the “PPA Sub-Committee”) comprising of three (3) representatives of CureVac and three (3) representatives of GSK, one representative being the Alliance Manager of the respective Party, in each case with appropriate scientific and technical expertise and sufficient seniority within the applicable Party consistent with the scope of the PPA Sub-Committee’s responsibilities. Each Party may replace its PPA Sub-Committee representatives at any time upon written notice to the other Party, provided, however, that each Party shall use all reasonable efforts to ensure continuity on the PPA Sub-Committee. The governance provisions of section 7 of the COVID Collaboration and License Agreement shall apply accordingly to the PPA Sub-Committee. The PPA Sub-Committee will be responsible for:

(a)

overseeing the performance of activities by the Parties for the implementation of the Pandemic Preparedness Agreement in accordance with Exhibit 1, and discussing and agreeing in good faith a timeline for the manufacturing activities of each Party during the Manufacturing and Supply Phase in accordance with Sections 3.3.6, 3.5.2, 3.5.3 of Exhibit 1, using the timeline in section 4.2 of the Pandemic Preparedness Plan as the initial point of reference;

(b)	discussing the identification and notification to the Federal Republic of Germany of any product as Contract Partner’s Vaccine for purposes of the Pandemic Preparedness

Agreement; provided, however, that (i) any COVID Product or any Collaboration 2020 Product will be notified to the Federal Republic of Germany at the latest once it qualifies as a Promising Vaccine, and (ii) the identification and notification of any CureVac-only Product as Contract Partner’s Vaccine shall remain in the sole discretion of CureVac or GSK, as applicable;

(c)

discussing and agreeing on the pricing for Contract Partner’s Vaccines (except for CureVac-only Products, for which CureVac shall have the right to determine the pricing in its sole discretion) for purposes of the Pandemic Preparedness Agreement;

(d)

serving as a forum for the exchange of information between the Parties relating to the Pandemic Preparedness Agreement (excluding, for the sake of clarity, information on GSK products that are treated as Third-Party Products under the Pandemic Preparedness Agreement);

(e)	discussing and agreeing on the terms of an agreement to Manufacture a Third Party’s Vaccine, providing for market standard and economically reasonable terms;
(f)	regularly updating the Pandemic Preparedness Plan in line with the Consortium’s obligations under the Pandemic Preparedness Agreement;
(g)

discussing and agreeing the negotiation strategy (including request for proposal) and all terms of the contracts with contract manufacturers (including market standard terms and reasonable financial terms);

(h)	discussing and agreeing on the specifications for, the quality and the quantity of raw materials to be procured by either Party in accordance with the Scope of Work and the Pandemic Preparedness Plan;
(i)	coordinating the utilization of raw materials by the Consortium under the Pandemic Preparedness Agreement or the Consortium Members during its Regular Operations;
(j)	regularly reviewing the progress of the Parties towards fulfilling the Qualification Criteria by the Qualification Deadline;
(k)	discussing and determining in good faith whether the Qualification Criteria are met by the Qualification Deadline;
(l)	discussing and agreeing on a termination of the Pandemic Preparedness Agreement in accordance with the terms of the Pandemic Preparedness Agreement; and
(m)	such other functions as assigned to it under this Agreement or as agreed by the Parties.
10.4

Decisions. The dispute resolution mechanism set forth in section 7.4 of the COVID Collaboration and License Agreement shall apply accordingly with respect to any matters within the competence of the PPA Sub-Committee or the JSC; provided that if the Executive Officers cannot agree, then:

(a)

subject to Section 10.5, GSK shall have the right (unilaterally) to instruct the Consortium Leader on behalf of all Parties, and Consortium Leader shall have the right (unilaterally) to exercise on behalf of all Parties, the right of the Consortium to terminate the Pandemic Preparedness Agreement in accordance with section 11.6.1(k) of the Pandemic Preparedness Agreement, if at that point in time both, the 2020 Collaboration Agreement and the COVID Collaboration and License Agreement have been terminated. For the avoidance doubt, in all other cases, termination of the Pandemic Preparedness Agreement by the Consortium requires mutual agreement between all Consortium Members;

(b)

if it becomes apparent from the PPA Sub-Committee’s discussion that  the Parties disagree on the final decision as to whether all the Qualification Criteria have been or will be met (“Qualification Dispute”), either Party may refer such Qualification Dispute for final determination to a panel of experts in accordance with this Section 10.4. The Parties shall agree on the appointment of the panel of experts, comprising three (3) members experienced in vaccine manufacturing, and shall agree with the experts the terms of their appointment within five (5) Business Days following the referral (or such other deadline as the Parties may agree). If the Parties are unable to agree on the identity of the experts within the aforementioned deadline, or if any of the persons proposed is unable or unwilling to act, then each Party shall nominate one (1) expert within five (5) Business Days (or such other deadline as the Parties may agree), which two (2) experts shall together select the third and final expert, who shall preside the expert panel. The experts shall act on the following basis: (i) on their appointment, the experts shall confirm their neutrality, independence and the absence of conflicts in determining the satisfaction of the Qualification Conditions; (ii) the experts shall act as experts and not arbitrators; (iii) the experts’ determination shall (in the absence of manifest error) be final and binding on the Parties and not subject to appeal; (iv) the expert panel shall decide the procedure to be followed in the determination in accordance with this Agreement; (v) the expert panel shall make its decision in an expedited procedure, and in any case within the Qualification Deadline; (vi) the costs of the determination, including the fees and expenses of the experts (but excluding the parties’ own costs which shall be borne by the Party incurring those costs), shall be borne (x) by the Party that has disputed the satisfaction of the Qualification Criteria in case the expert panel determines that the Qualification Criteria are satisfied, or (y) by the Party that has insisted that the Qualification Criteria are satisfied in case the expert panel determines that the Qualification Criteria are not satisfied; and (vii) the expert determination and all matters connected with it shall be held in complete confidence by each of the Parties and shall not be disclosed to any other person except as permitted under Section 13. If neither Party submits the Qualification Dispute to an expert panel, or if it becomes apparent that the expert panel is unable to make a decision before the end of the Qualification Deadline, the Parties shall determine in good faith whether the Qualification Criteria are met by the Qualification Deadline;

(c)	GSK shall have the final decision-making authority with respect to the matters listed under Section 10.3(g);
(d)	CureVac shall have the final decision-making authority with respect to the matters listed under Section 10.3(h); and

(e)

with respect to any other decision to be taken by the PPA Sub-Committee or the JSC on which the PPA Sub-Committee or the JSC, as applicable, cannot agree, neither Party shall have a final decision-making authority, but any such decision requires mutual agreement between the Parties.

10.5

CureVac PPA Continue Option. In case GSK would like to terminate the Pandemic Preparedness Agreement in accordance with section 11.6.1(k) of the Pandemic Preparedness Agreement at a time when both the 2020 Collaboration Agreement and the COVID Collaboration and License Agreement have been terminated, it shall promptly notify the PPA Sub-Committee. The Parties, through the PPA Sub-Committee will discuss this matter, and in case, the Consortium Members do not agree on the termination of the Pandemic Preparedness Agreement within three months before the Qualification Deadline, CureVac shall have the right to discuss this matter with the Federal Republic of Germany and seek the Federal Republic of Germany’s approval to either release GSK from the Pandemic Preparedness Agreement or replace GSK with a Third Party partner. In case the Federal Republic of Germany is willing to grant its approval to the release or replacement of GSK, the Parties will fully collaborate and discuss and agree on an amendment to this Agreement and the Pandemic Preparedness Agreement in accordance with the principles of good faith and fair dealing, and GSK will take all acts that are reasonably required for an orderly transition. If the Federal Republic of Germany is not willing to grant its approval to the release or replacement of GSK, GSK may instruct the Consortium Leader to terminate the Pandemic Preparedness Agreement in accordance with Section 10.4(a). For clarity, in case GSK is released from or replaced under the Pandemic Preparedness Agreement, CureVac may continue the use of the tender specific raw materials procured under this Agreement without any reimbursement to GSK.

10.6

Audit and Inspection.  Without prejudice to any rights of either Party under the COVID Collaboration and License Agreement or the 2020 Collaboration Agreement, each Party shall have the right to enter each other Party’s manufacturing facilities, or the manufacturing facilities of each other Party’s CMO(s) (and each Party shall use Commercially Reasonable Efforts to include a right of the other Parties to enter such CMO manufacturing facilities into its relevant CMO agreements which are entered into on or after the Effective Date), in each case as relevant to performance of the Pandemic Preparedness Agreement to carry out an audit to verify and monitor the other Party’s compliance with its Scope of Work and utilization of the respective manufacturing facility, once per Calendar Year. The scope of the audit may include, but need not be limited to, a tour of the facility, the opportunity to view relevant standard operating procedures (SOPs), staffing plans, training records, building management records, and any other documents reasonably necessary to assess compliance by the other Party. Audits conducted under this Section 10.6 shall require reasonable prior notice of at least ten (10) Business Days. Audits conducted under this Section 10.6 shall be scheduled in such a manner so as not to impact the production schedule and normal business activities and shall be conducted during regular business hours. Persons conducting the on-site audits shall be required to comply with reasonable rules applicable to the site and the Party conducting the inspection shall ensure that any person involved in any audit (including a document-only inspection) shall be bound by an obligation of confidentiality.

11.	Term
11.1

Sections 1, 2, 3, 9, 11, 13 and 15 of this Agreement shall become effective on the last date of signature of this Agreement by all the Parties.  The remaining provisions of this Agreement shall become effective upon a Pandemic Preparedness Agreement being awarded to the Consortium (“Effective Date”).

11.2

If no final bid is submitted by the Parties in accordance with Section 3 by February 21, 2022, or the Federal Republic of Germany does not grant an award of the Pandemic Preparedness Agreement to the Consortium and the Parties have mutually agreed not to challenge such decision within the standstill-period stipulated in Section 134(2) of the German Law against Restrains of Competition (Gesetz gegen Wettbewerbsbeschränkungen), this Agreement shall automatically terminate with immediate effect on that date.  Following the Effective Date, this Agreement shall remain in force until the later of (i) the expiry of the Contract Term of the Pandemic Preparedness Agreement, (ii) the expiry of the contractual warranty period under the Pandemic Preparedness Agreement and (iii) the time at which the last payment under the Pandemic Preparedness Agreement is received and distributed among the Consortium Members.

11.3

Expiry or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiry or termination. Any expiry or termination of this Agreement shall be without prejudice to the rights of the other Parties accrued or accruing under this Agreement prior to expiry or termination. The provisions of Sections 1, 7, 8, 9, 11, 13 and 15 and all other provisions contained in this Agreement that by their explicit terms or from which it is clear from the context survive expiry or termination of this Agreement shall survive the expiry or termination of this Agreement.

12.	Reorganization of the Consortium
12.1

Following the acceptance of the bid and subject to the Federal Republic of Germany having granted its consent thereto, the Parties may agree to reorganize the Consortium as a German limited liability company (Gesellschaft mit beschränkter Haftung – “GmbH”) which shall enter into the Pandemic Preparedness Agreement as a Contract Partner assuming all rights and obligations of the Consortium and, accordingly, the Consortium shall cease to be a Contract Partner under the Pandemic Preparedness Agreement.

12.2	If the Parties agree to the reorganization in accordance with Section 12.1, the Parties shall as soon as reasonably possible:
(a)

set up a GmbH either by way of incorporation of a new GmbH or by way of acquisition of a shelf company in which, in each case, each of GSK (on the one hand) and CureVac (on the other hand, either with a single CureVac Party as shareholder or with both CureVac Parties as shareholders, in aggregate) shall hold 50% of the share capital. The governance and shareholder rights in the GmbH shall reflect such 50:50 shareholding ratio;

(b)

shall in good faith agree on a shareholders’ agreement (“SHA”) in relation to their joint shareholding in the GmbH taking into account the terms and conditions and spirit of this Agreement (including CureVac’s role as Consortium Leader) and the Pandemic

Preparedness Agreement (including sections 11.1.3 and 11.3.3 of the Pandemic Preparedness Agreement) which shall be transformed – to the greatest possible extent – mutatis mutandis into the SHA. Where – due to the different corporate structure of the GmbH or statutory law – a provision of this Agreement cannot be implemented in the SHA in accordance with the preceding sentence, the relevant shareholding Parties shall agree in good faith on a provision that commercially and legally comes closest to the affected provision; and

(c)

after completion of the actions mentioned in subparagraphs (a) and (b), the relevant shareholding Parties shall procure that the GmbH and the Consortium enter into a contract transfer and assumption agreement so as to affect the transfer of the Pandemic Preparedness Agreement to the GmbH and the corresponding assumption of the contractual rights and obligations of the Consortium by the GmbH (schuldbefreiende Vertragsübernahme).

12.3	This Agreement shall terminate on the date on which all requirements listed in Section 12.2.(c) above been fulfilled.
13.	Confidentiality

The terms of the COVID Collaboration and License Agreement regarding confidentiality, in particular section 11 thereof, shall apply mutatis mutandis to any and all Confidential Information disclosed, revealed or otherwise made available to a Party or its Affiliates by or on behalf of another Party under, or as a result of, this Agreement.

14.	Compliance, Quality, Integrity

Section 12 of the COVID Collaboration and License Agreement (compliance, quality and integrity) shall apply mutatis mutandis to this Agreement.

15.	Miscellaneous
15.1	Representations, Warranties of the Parties to Each Other. CureVac and GSK each represents and warrants and covenants with respect to itself only as at the Effective Date that:
(a)

the execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of such Party, its officers and directors, and does not conflict with, violate, or breach any agreement to which such Party is a party, or such Party’s corporate charter, bylaws or similar organizational documents;

(b)

this Agreement constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable competition, bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies;

(c)	it is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated.

15.2

Disclaimer. Except as expressly set forth in this Agreement, each Party expressly disclaims, waives, releases, and renounces any representation or warranty of any kind, express or implied either in fact or by operation of law, by statute or otherwise, whether written or oral, or arising from course of performance, course of dealing or usage of trade, including any representation or warranty with respect to non-infringement, value, adequacy, freedom from fault, quality, efficiency, suitability, characteristics or usefulness, or merchantability or fitness for a particular purpose.

15.3

Assignment. Without limiting any right of a Party to subcontract or assign its rights and obligations under the Pandemic Preparedness Agreement, this Agreement may not be assigned or otherwise transferred by any Party without the prior written consent of the other Parties, which consent will not be unreasonably withheld, conditioned or delayed. The Parties agree that no Party shall be required to consent to an assignment or transfer which would constitute a violation of the Pandemic Preparedness Agreement. Any purported assignment in violation of this Section 15.3 will be void. Any permitted assignee will assume all obligations of its assignor under this Agreement in writing concurrent with the assignment. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assignors under this Section 15.3.

15.4

Force Majeure. If the performance of any part of this Agreement by any Party, or any obligation under this Agreement, is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the Party liable to perform, unless conclusive evidence to the contrary is provided, the Party so affected shall, upon giving written notice to the other Parties, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected Party shall use Commercially Reasonable Efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise and persist for a period of at least sixty (60) calendar days, the Parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

15.5

Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by e-mail, sent by internationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

(a)	if to CureVac, addressed to: CureVac AG and CureVac Real Estate GmbH

Attention:[*****]

Address:[*****]

Email:[*****]

(b)	if to GSK, addressed to: GlaxoSmithKline Biologicals S.A.

Attention:[*****]

Address:[*****]

Email:[*****]

15.6

Severability. If any provision of this Agreement is determined by any court or administrative tribunal of competent jurisdiction to be invalid or unenforceable, the Parties shall negotiate in good faith a replacement provision that is commercially equivalent, to the maximum extent permitted by Applicable Law, to such invalid or unenforceable provision. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement. Nor shall the invalidity or unenforceability of any provision of this Agreement in one country or jurisdiction affect the validity or enforceability of such provision in any other country or jurisdiction in which such provision would otherwise be valid or enforceable.

15.7

Entire Agreement and Amendments. This Agreement, together with all Exhibits attached hereto, the COVID Collaboration and License Agreement and the 2020 Collaboration Agreement, constitutes the entire agreement between the Parties regarding the subject matter hereof, and supersedes all prior agreements, understandings and communications between the Parties, with respect to the subject matter hereof. No modification or amendment of this Agreement shall be binding upon the Parties unless in writing and executed by the duly authorized representative of each of the Parties; this shall also apply to any change of this Section 15.7.

15.8

Waivers. The failure by any Party hereto to assert any of its rights hereunder, including the right to terminate this Agreement due to a breach or default by any other Party hereto, shall not be deemed to constitute a waiver by that Party of its right thereafter to enforce each and every provision of this Agreement in accordance with its terms.

15.9

Counterparts. This Agreement may be executed in any number of counterparts, by original or electronic (including “pdf”) signature, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

15.10

Third Parties. Except as set out in this Agreement, none of the provisions of this Agreement shall be for the benefit of or enforceable by any Third Party which shall be a Third Party beneficiary to this Agreement.

15.11	Costs. Except as is otherwise expressly set forth herein, each Party shall bear its own expenses in connection with the activities contemplated and performed hereunder.
15.12

Governing Law. This Agreement and all disputes arising hereunder, shall be exclusively governed by, and interpreted and enforced in accordance with German law. The United Nations Convention of International Contracts on the Sale of Goods (the Vienna Convention) does not apply to this Agreement.

15.13	Dispute Resolution.
(a)

Unless otherwise set forth in this Agreement, in the event of any dispute arising out of or in connection with this Agreement, including any alleged breach under this Agreement or any dispute relating to the validity, performance, construction or interpretation of this

Agreement, the Parties shall refer such dispute to the CEO (or its C-level delegate) of CureVac and the President of Vaccines (or another member of the global corporate executive team) of GSK. If the dispute has not been settled pursuant to the said rules within thirty (30) days following the reference of the dispute to the senior management representatives of the Parties, either Party may submit the dispute to final and binding arbitration.

(b)

Any dispute arising out of or in connection with this Agreement, including any issue relating to the validity, performance, construction or interpretation of this Agreement, which cannot be resolved amicably between the Parties after following the procedure set forth in Section 15.13, shall be submitted to and settled by arbitration in accordance with the arbitration rules of the World Intellectual Property Organization (the “WIPO”) in effect on the date of the commencement of the arbitration proceedings. The existence, nature and details of any such dispute(s), and all communications between the Parties related thereto, shall be considered Confidential Information of the Parties and shall be treated in accordance with the terms of Section 12 above. Any Confidential Information may be disclosed by either Party to counsel, experts or other advisors on the arbitration under obligations of confidentiality. The decision of the arbitrators shall be final and binding upon the Parties. The location of arbitration will be Zurich, Switzerland. The arbitration will be heard and determined by three (3) arbitrators, with one arbitrator being appointed by each Party and the third arbitrator being appointed by the WIPO. The language of the arbitration proceeding will be English. Notwithstanding the provisions of this Section 15.13, each Party shall have the right to seek interim injunctive relief in any court of competent jurisdiction as such Party deems necessary to preserve its rights and to protect its interests.

EXHIBIT 1

ROLES AND RESPONSIBILITIES

	Scope of work under the PPA	Role & Responsibility of CureVac	Role & Responsibility of GSK
1	Qualification Phase (Qualifizierungsphase), Section 7 PPA
1.1

Providing manufacturing capacities at the Facilities in Germany for the manufacture of 160 million doses of mRNA vaccine annually; with Full Functionality at the latest by the Qualification Deadline (7.1.1 and 7.3.2 PPA)

		[*****]	[*****]
1.2

Achieving “Pandemic Preparedness” as defined in the PPA and all other requirements to fully comply with the PPA in the Stand-by Phase and in the Manufacturing and Supply Phase (in particular being capable of meeting the First Delivery Date upon the first exercise of the Preferred Purchase Right) (7.1.2 PPA)

		[*****]	[*****]
1.3	Obligations regarding status updates and notifications during the Qualification Phase (7.3.4 - 7.3.7 PPA)	[*****]
2	During Stand-by Phase (Bereitschaftsphase), Section 9 PPA
2.1	Ensuring sufficient Reserved Capacities for Secured Quantity of 80 million doses annually (potentially, 100 million	[*****]	[*****]

	Scope of work under the PPA	Role & Responsibility of CureVac	Role & Responsibility of GSK
doses, in case Germany demands it) (9.1.1, 9.1.2. PPA)
2.2	Preserving state of Pandemic Preparedness pursuant to Pandemic Preparedness Plan (9.3.3 PPA)	[*****]	[*****]
2.3	Obligations regarding Pandemic Preparedness Plan pursuant to Section 9.4 PPA, such as regular updates.	[*****]
2.4

Obligations with regard to Supplier Products, in particular obligation to reserve / stock-pile particularly critical supplier products/critical supplier products, and safekeeping of those Supplier Products, as is required for the manufacture of 50% of the Secured Quantity (9.5 PPA)

		[*****]	[*****]
2.5	Corrective actions/remedies in case of pandemic preparedness deficiency/failure (9.9, 9.10)	[*****]	[*****]
3	Manufacturing and Supply phase (Herstellungs- und Lieferphase), Section 10 PPA
3.1	General obligations (10.12)
3.1.1	Performance of all Essential Manufacturing Steps in the Facilities (Section 10.12.1.)	[*****]	[*****]

	Scope of work under the PPA	Role & Responsibility of CureVac	Role & Responsibility of GSK
3.1.2	Obligation to suspend third-party supply (if necessary) (10.12.2.)	[*****]	[*****]
3.2	Switch to Updated Vaccine (10.13, 10.14)
3.2.1	Supply or manufacturing switch to updated vaccines after formal notification by FRG (10.13, 10.14)	[*****]	[*****]
3.3	Specific Obligations upon exercise of Preferred Purchase Right (10.15)
3.3.1

Obligation to (i) treat FRG as most preferred customer in connection with Specified Quantity (i.e., quantity specified by FRG when exercising purchase right), (ii) ensuring that delivery to FRG is fulfilled with priority before all other deliveries, including to affiliates (iii) documentation of preferential manufacture (10.15.1)

		[*****]	[*****]
3.3.2	Manufacturing of vaccine exclusively in the Facilities using Reserved Capacities (10.15.2 (a))	[*****]	[*****]
3.3.3	Contract Partners’ full responsibility for end-to-end manufacture (10.15.2 (b))	[*****]	[*****]
3.3.4	Reasonable best-efforts commitment to obtain Marketing Authorization including certain	[*****]	[*****]

	Scope of work under the PPA	Role & Responsibility of CureVac	Role & Responsibility of GSK
notification obligations (10.15.3)
3.3.5	Manufacturing ramp-up within three months after Supply Call (i.e., shutdown of current production, handling of customers, re-tooling of production, tech-transfer) (10.15.6)	[*****]	[*****]
3.3.6	Delivery obligations, in particular within the binding timelines set forth in the Delivery Plan (10.15.7)	[*****]	[*****]
3.4	Obligations related to Purchase Price Determination (10.15.10)
3.4.1	Provision of FRG with all available information and documents required for the determination of the Purchase Price, further documentation and disclosure obligations (10.15.10 (b), (e), (f))	[*****]
3.5	Specific obligations upon exercise of Preferred Manufacturing Right (10.16)
3.5.1

Obligation to (i) treat the obligations under PPA including obligation to manufacture Specified Quantity, with priority; (ii) treat the Selected Third Party as the most preferred customer and ensure that its orders are fulfilled with priority before all supply orders of other external customers or internal customers, (iii)

		[*****]	[*****]

	Scope of work under the PPA	Role & Responsibility of CureVac	Role & Responsibility of GSK
documentation of preferential manufacture (10.16.1)
3.5.2	Manufacturing ramp up following a first Manufacturing Call for a Selected Third Party’s Vaccine, including the technology transfers required for this purpose (10.16.2)	[*****]	[*****]
3.5.3	Timeline and Volume of Manufacturing Obligation (10.16.3)	[*****]	[*****]
3.5.4	Conclusion of Third Party Contract Manufacturing Agreement (10.16.4)	[*****]
3.5.5	Manufacturing of vaccine exclusively in the Facilities, full responsibility for end-to-end manufacture; information obligation in case GMP was not complied with (10.16.5)	[*****]	[*****]

For the avoidance of doubt, this Exhibit 1 (excluding its sections 1.1 to 1.3, in connection with Section 9.2 of this Agreement) shall not be interpreted in a way as to impose obligations on a Party that are stricter than under the Pandemic Preparedness Agreement (e.g., in case an obligation under the Pandemic Preparedness Agreement is limited to using Reasonable Best Efforts, no stricter standard shall apply under this Exhibit 1).

EXHIBIT 2

PROFIT AND LOSS STATEMENT SHOWING ESTIMATED COSTS AND EXPENSES

[*****]

The Parties have caused this Agreement to be executed by their duly authorized representatives as follows:

CureVac AG
by: Name:	Franz-Werner Haas	by: Name:	Antony Blanc

Capacity:	Chief Operating Officer	Capacity:	Chief Business Officer and Chief Commercial Officer

Date:	20 February 2022	Date:	20 February 2022

Signature:	/s/ Franz-Werner Haas	Signature:	/s/ Antony Blanc

CureVac Real Estate GmbH
by: Name:	Malte Greune

Capacity:	Chief Operating Officer

Date:	20 February 2022

Signature:	/s/ Malte Greune

GlaxoSmithKline Biologicals S.A.
by: Name:	Roger Connor	by: Name:	Gabriel Millan

Capacity:	President, Global Vaccines	Capacity:	GSK Vaccines Senior Vice President, Finance

Date:	20 February 2022	Date:	20 February 2022

Signature:	/s/ Roger Connor	Signature:	/s/ Gabriel Millan